Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company:

We consent to the incorporation by reference in the registration statements  (Nos. 333-219833, 333-84374, 333-142581, 333-166342, 333-188151, and 333-238160)  on Form S-8 of Tennant Company of our report dated February 27, 2020, with respect to the consolidated balance sheet of Tennant Company and subsidiaries as of December 31, 2019, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements), before the effects of the adjustments retrospectively applied to Note 13 Retirement Benefit Plans, which report appears in the December 31, 2020 annual report on Form 10-K of Tennant Company.

Our report dated February 27, 2020 refers to a change to the method of accounting for leases.

/s/ KPMG LLP

Minneapolis, Minnesota

February 25, 2021